Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148650

PROSPECTUS SUPPLEMENT

to

PROSPECTUS DATED FEBRUARY 8, 2008

      The attached Current Report on Form 8-K dated February 23, 2011 was filed by the registrant with the Securities and Exchange Commission, and should be read in conjunction with the Prospectus dated February 8, 2008.

The date of this Prospectus Supplement is March 16, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2011

Global Telecom & Technology, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51211 (Commission File Number)	20-2096338 (I.R.S. Employer Identification Number)

8484 Westpark Drive
Suite 720
McLean, Virginia 22101
(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code:  (703) 442-5500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 31, 2010, Global Telecom & Technology, Inc. (the “Company”) issued $1,060,000.00 in aggregate principal amount of the Company’s subordinated promissory notes due December 31, 2013 (the “Notes”).  On February 16, 2011, the Company and the holders of the Notes amended the Notes solely to increase the aggregate principal amount of the Notes available for issuance from $1,060,000.00 to $1,560,000.00. On February 16, 2011, the Company also completed a financing transaction in which it issued 40 Units, at a purchase price of $10,000.00 per Unit, for gross proceeds of $400,000.00. Each Unit was comprised of (a) 5,000.00 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (b) $5,000.00 in principal amount of the Notes. The aggregate proceeds of the financing transaction was applied towards working capital.

The terms of the Notes are described more fully in Item 2.03 below.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above, on February 16, 2011, the Company issued $200,000.00 in aggregate principal amount of the Notes as a component of the Units.  A summary of the terms of the Notes if as follows:

Payment of Principal.  The principal amount of the Notes must be repaid by the Company in four equal installments on March 31, June 30, September 30 and December 31, 2013.  At its option, the Company may prepay the Notes, in whole or in part, from time to time and at any time at its discretion, without penalty or additional interest.  In addition to this voluntary prepayment right, the Company is obligated to repay the Notes prior to maturity if a change of control of the Company occurs.

Payment of Interest.  Interest will accrue on the principal amount of the Notes outstanding from time to time at the rate of ten percent (10%) per annum, commencing with the issue date.  Accrued but unpaid interest will be payable on December 31, 2011 and December 31, 2012 and on each date on which principal is to be paid on the Notes as described in the prior paragraph.  Each payment of interest shall be made in cash.

Certain Covenants.   The Notes contain limited financial related covenants.  These covenants include:

(a)	a restriction on the declaration or payment of dividends or the repurchase of shares of the Company’s capital stock, in each case subject to certain exceptions; and

(b)
a restriction on the incurrence of indebtedness that is not subordinated in right of payment to the Notes, subject to exceptions for (i) any borrowings pursuant to the Company’s Loan and Security Agreement by and among the Company, certain of its subsidiaries and Silicon Valley Bank (including any indebtedness incurred in connection with the refinancing or replacement thereof, in each case modified or amended from time to time) (the “Credit Facility”), (ii) up to $15.0 million of additional senior debt, (iii) indebtedness assumed pursuant to or in contemplation of the acquisition of another business or entity and (iv) other customary exceptions (such amounts, collectively but excluding the promissory notes of the Company due February 2012, being the “Senior Debt”).

Subordination.  The payment of any and all amounts under the Notes is subordinate and subject in right and time of payment to the prior payment in full of all Senior Debt.  The Notes will rank pari passu with the promissory notes of the Company due February 2012.  In furtherance of this subordination, among other things, the holders of the Notes:

(a)
cannot accelerate the payment of the Notes unless and until the Senior Debt is paid; provided, however, this limitation is subject to customary exceptions for bankruptcy-related events and a change-in-control, in which case the holders of the Notes may accelerate the Notes but the holders of the Senior Debt shall be entitled to receive payment of all amounts due to them before any payment is made to the holders of the Notes;

(b)	can take no action to enforce payment of the Notes until the Senior Debt is paid; and

(c)	will hold any improperly received payments in trust for the holders of the Senior Debt or their agents.

Events of Default.  The Notes provide for customary events of default, including (a) a default in the payment of interest or principal under the Notes when due (subject to a notice of default from the holders of a majority of the principal amount of the Notes then outstanding and a 10 day cure period); (b) any other default in the observance or performance of any covenant or agreement on the part the Company contained in the Notes (subject to a notice of default from the holders of a majority of the principal amount of the Notes then outstanding and a 30 day cure period); and (c) bankruptcy-related events.

Modification and Waiver.   The Notes may be amended, and compliance with terms of the Notes may be waived, by the holders of at least a majority of the outstanding principal amount of the Notes, except that the obligation to repay the principal amount of any Note, and the accrued interest thereon, on the dates provided in the Notes cannot be amended or modified without the written consent of the holder of the affected Note.

The form of Note is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

As described above, on February 16, 2011, the Company issued 200,000 shares of Common Stock as a component of the Units at a purchase price per share of $1.00, for gross proceeds of $200,000.00.

The Units were sold directly by the Company, without the use of an underwriter or placement agent, and were issued in a transaction exempt from registration under the Securities Act of 1933, as amended.  The shares are restricted securities issued to accredited investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The investors each made certain investor representations to the Company related to their respective investments in the Units, including a representation that each is as an accredited investor.

 Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

10.1	Form of Unit Subscription Agreement
10.2	Form of Promissory Note of Global Telecom & Technology, Inc. due December 31, 2013.
10.3	Note Amendment No. 1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Trust has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL TELECOM & TECHNOLOGY, INC.
Date: February 23, 2011	By:	/s/Chris McKee
Chris McKee
Secretary and General Counsel

EXHIBIT INDEX

Exhibits
10.1	Form of Unit Subscription Agreement
10.2	Form of Promissory Note of Global Telecom & Technology, Inc. due December 31, 2013.
10.3	Note Amendment No. 1.

EXHIBIT 10.1

Confidential                                           Name of Offeree: ____________

__________________________________________________

GLOBAL TELECOM & TECHNOLOGY, INC.
__________________________________________________

SUBSCRIPTION AGREEMENT

Offering of up to 1,000 Units
each unit comprised of
$5,000 principal amount of 10% subordinated promissory notes due 2013
and
5,000 shares of common stock

price: $10,000 per unit
______________________________________________

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE, NOR HAVE THEY BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND NO SUCH COMMISSION HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS MEMORANDUM.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
______________________________________________

This Subscription Agreement (the “Agreement”) is made as of the date set forth on the bottom of the signature page hereof between Global Telecom & Technology, Inc., a Virginia corporation (the “Company”), and the undersigned (the “Investor”).

Background:

The Company is offering to the Investor the opportunity to invest in Units offered by the Company (the “Units”), with each Unit consisting of $5,000 in principal amount of the Company’s subordinated promissory notes that mature on December 31, 2013 (the “Notes”) and 5,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”).  The Notes will be unsecured and will rank pari passu in right of payment and security to the Company’s currently outstanding notes due February 8, 2012 and the Company’s currently outstanding notes due December 31, 2013.

The Units are offered in whole Unit increments at a purchase price of $10,000 per Unit.  The Company’s offer of the Units, including the Notes and the Common Stock included in each Unit, is being made only to persons who are “accredited investors” (as defined under the Securities Act of 1933, as amended (the “Securities Act”)) in a transaction exempt from registration under the Securities Act and will be limited to $1,000,000 in aggregate amount (1,000 Units).  The offering of the Units will expire on February 28, 2011, and may be terminated earlier by the Company in its sole discretion.  The decision of whether to accept any subscription will be made by the Company in its sole discretion.

The proceeds to the Company will be used for general working capital purposes.

There is no minimum amount to be raised in this offering.

Agreement:

1   Subscription.  By execution and delivery of this Agreement, the Investor hereby irrevocably subscribes to purchase the number of Units set forth on the signature page of this Agreement.  The Investor understands and agrees that this subscription is irrevocable by the Investor until February 28, 2011.  Subscriptions must be for whole Units.

2   Closing; Deliveries.  A closing with respect to the purchase and sale of the Units (the “Closing”) shall take place on a date designated by the Company in a notice delivered to the Investor not less than two (2) business days prior to the Closing, which notice shall state the time and place of the Closing and the number of Units for which the Investor's subscription has been accepted by the Company.  For each Unit subscribed for and accepted by the Company, at the Closing, the Investor will deliver to the Company, in cash, the subscription amount for which this subscription has been accepted by the Company.  The subscription amount is the number of Units to be acquired multiplied by $10,000.  Subject to receipt of such payment, at the Closing the Company will deliver to the Investor (or will forward to the Investor if the Investor is not present at the Closing) a Note for the principal amount of Notes to be issued and sold to the Investor at the Closing and promptly after the Closing will deliver a certificate for the Common Stock to be issued and sold to the Investor at the Closing, duly registered in the Investor’s name.  The Company intends to hold a single Closing with respect to the offer and sale of the Units.

3   Acceptance or Rejection of Subscriptions.  The Investor agrees that the Investor’s subscription for Units is made subject to the following terms and conditions:

  3.1   Acceptance.   This Agreement is not binding upon the Company until the Company accepts it, which acceptance is at the sole discretion of the Company and will be evidenced by the Company’s execution of this Agreement.  The Company may reject this subscription in whole or in part, in its sole discretion, at any time prior to acceptance but only in increments of whole Units.

  3.2   Delivery upon Acceptance.  Upon acceptance by the Company of this subscription, in whole or in part, the Company will deliver to the Investor a fully executed copy of this Agreement.

  3.3   Delivery upon Rejection.  If this subscription is rejected by the Company, in whole or in part, for any reason, the Company will promptly return (subject to delay as necessary to permit funds deposited to clear) to the Investor all funds, if any, paid by the Investor for Units subscribed for but not accepted by the Company, without deduction and without interest.  If this subscription is rejected by the Company in full, rather than in part, this Agreement shall thereafter have no force or effect.

  3.4   Purchase Price; Payment.  At or before the Closing, the Investor will pay to the Company the subscription amount for which this subscription has been accepted by the Company.  The subscription amount is the number of Units to be acquired multiplied by $10,000.  Subscription payments will be made by wire transfer of immediately available funds to an account designated by the Company.

4   Representations by the Investor.  In consideration of the Company's acceptance of the Investor’s subscription and recognizing the Company’s reliance thereon, the Investor represents and warrants to the Company that:

  4.1   Accredited Investor.  The Investor is an “accredited investor” as that term is defined under the Securities Act.  The basis of the Investor’s status as an accredited investor is designated on Attachment A hereto.

  4.2   Investment Intent.  The Investor will acquire the Units for the Investor’s own account as principal, not as a nominee or agent, and no other person or entity will have a direct beneficial interest in the Units.  The Investor will acquire the Units (and the Notes and Common Stock included therein) for investment and not with a view to, or for, the sale or distribution thereof or the granting of any participation therein, and the Investor has no present intention of distributing or selling to others any of such Units (or the Notes and Common Stock included therein) or granting any participation therein.

  4.3   Restrictions on Transfer.  The Investor is aware of the limited provisions for transferability of the Units.  The Investor has no need for liquidity in this investment, can afford a complete loss of the investment in the Units and can afford to hold the investment in the Units for an indefinite period of time.

  4.4   Private Offering.  The Investor acknowledges that this offering and sale of the Units is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

  4.5   Investment Experience and Qualification.  The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s investment in the Company and is able to bear such risks, and has obtained, in the Investor’s judgment, sufficient information from the Company or its authorized representatives to evaluate the merits and risks of such investment.  The Investor has evaluated the risks of investing in the Units, understands there are substantial risks of loss incidental to the purchase of the Units, and has determined that the Units are a suitable investment for the Investor.  The Investor’s investment in the Units is consistent with the investment purposes, objectives and cash flow requirements of the Investor and will not adversely affect the Investor’s overall need for diversification and liquidity.  The Investor has the financial ability to bear the economic risk of this investment, including a total loss of this investment, and has no need for liquidity with respect to this investment.

  4.6   Receipt and Review of Company Materials.  The Investor acknowledges that no offering documents have been prepared by the Company in connection with this offering of the Units.  The Investor has received, carefully read and understands this Agreement, including the risk factors described on Attachment B, and the form of Note previously provided to the Investor.  In addition, the Investor has been provided an opportunity to obtain any additional information reasonably requested by the Investor concerning the offering, the Company, the Units and all other information reasonably requested to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, and the Investor has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and other matters pertaining to this investment.

  4.7   Independent Review.  In making the decision to purchase the Units, the Investor has relied solely upon the Investor’s own independent investigations and the advice of the Investor’s attorney, accountant, tax and other business advisors to the extent the Investor deems necessary or appropriate.  The Investor is not relying on the Company or any of its directors, officers, employees, stockholders, affiliates, advisors, representatives or any other person or entity with respect to the legal, tax and other economic considerations involved in this investment.  No representations or warranties have been made to the Investor by the Company or any of its directors, officers, employees, affiliates, advisors or representatives, and in subscribing for the Units, other than those set forth in this Agreement, and the Investor is not relying upon any such representations or warranties.

  4.8   Investment Decisions.  The Investor is not a pension or profit sharing plan or trust, or a retirement system, or beneficially owned by any such plan, trust or system.

  4.9   Address; Authority.  The Investor’s address set forth on the signature page of this Agreement is the Investor’s correct home address, or if the Investor is an entity, its principal office address and the Investor has no present intention of changing such address.  If the Investor is an entity: (a) the Investor is duly authorized to execute, deliver and perform this Agreement and has the full power and authority under its governing instruments to execute, deliver and perform this Agreement, (b) the Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, if applicable, (c) the Investor has full power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and (d) the Investor has not been organized for the purpose of subscribing for the Units.  This Agreement has been duly executed and delivered by the Investor, and constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

  4.10   No Contravention.  The execution, delivery and performance of this Agreement by the Investor requires no action by or with respect to, or filing with, any governmental body, agency or official.  The execution, delivery and performance of this Agreement by the Investor does not contravene, or constitute a breach of or default under (a) any provision of applicable law or regulation; or (b) any agreement, judgment, injunction, order, decree or other instrument binding upon the Investor or any of the Investor’s assets.

  4.11   NASD Affiliation.  The Investor acknowledges that if he or she is a Registered Representative of an NASD member firm, he or she must give such firm the notice required by the NASD’s rules.

  4.12   No Finder.  The Investor has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

  4.13   Forward Looking Statements.  Certain information included in the Transaction Summary constitute “forward-looking statements.” All such statements should be read in connection with the Company’s disclosures regarding forward looking statements in its reports filed with the Securities Exchange Commission.  The Investor is cautioned not to place undue reliance on any forward-looking statements contained in the Transaction Summary.

  4.14   Survival.  The foregoing representations, warranties and agreements shall survive the Closing.

5   Representations by the Company.  The Company hereby represents and warrants to the Investor that:

  5.1   Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia and has all requisite power and authority to own, lease, and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted.

  5.2   Authorization; Enforcement.  The Company has the requisite corporate power and authority to execute and perform its obligations under this Agreement and to issue the Notes and the Common Stock comprising the Units.  All corporate action on the part of the Company's directors and stockholders necessary for (a) the authorization, execution, delivery and performance of this Agreement and (b) the authorization, issuance, sale and delivery of the Notes and the Common Stock has been taken.  This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming due and valid authorization, execution and delivery hereof by the Investor, is the valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

  5.3   Validly Issued and Fully Paid.   The Common Stock, as issued, sold and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, shall be duly and validly issued, fully paid and non-assessable.  The Notes, as issued, sold and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will be the valid and binding agreement of the Company enforceable against the Company in accordance with their terms.

  5.4   No Violations.  The Company is not in violation or default of any provision of its certificate of incorporation or by-laws.  The execution, delivery and performance of this Agreement (and the consummation of the transactions contemplated hereunder, including execution and delivery of the Notes and delivery of the Common Stock) by the Company does not (and will not with notice or lapse of time or both) conflict with, result in the breach of, or constitute (a) a default under the certificate of incorporation or by-laws of the Company, or any order, injunction, or judgment applicable to the Company, or (b) a material default under (i) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Company is a party or by which it is bound or to which its it or any of its assets are subject or (ii) any statute, decree, rule or regulation of any court, regulatory authority or governmental body applicable to the Company.

  5.5   Consents.  No consent or approval by any person, entity or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereunder by the Company.

  5.6   Exempt Offering.  Subject in part to the truth and accuracy of each of the Investor’s representations in Section 4, the Company's offer, sale and issuance of the Units to the Investor is being made in reliance upon the exemptions from registration provided under the Securities Act and comparable state securities law.  Neither the Company nor any authorized agent acting on its behalf has taken any action that would cause the loss of such exemptions.

6   Transfer Restrictions.  The Investor understands that the Units, and the Notes and the Common Stock comprising the Units, have not been registered under the Securities Act; that the Units, the Notes and the Common Stock will be issued on the basis of the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws; that this transaction has not been reviewed by, passed on or submitted to any Federal or state agency or self-regulatory organization; and that the Company's reliance thereon is based in part upon the representations made by the Investor in this Agreement.  The Investor acknowledges that the Investor is familiar with the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of  securities.  In particular, the Investor agrees that no sale, assignment or transfer of the Units, the Notes or the Common Stock shall be valid or effective, and the Company shall not be required to give any effect to any such sale, assignment or transfer, unless (a) such sale, assignment or transfer is registered under the Securities Act, it being understood that the Units, the Notes and the Common Stock are not currently registered for sale and that the Company has no obligation or intention to so register the Units, the Notes or the Common Stock, (b) the Units, Notes and/or Common Stock are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act, or (c) such sale, assignment, or transfer is otherwise exempt from registration under the Securities Act.

7   Legends and Stop Transfer Notice.

  7.1   Legend.  The Investor acknowledges that the certificate or certificates evidencing any Notes or Common Stock shall bear the following or a substantially similar legend and such other legends as may be required by state blue sky laws:

THE SECURITIES REPRESENTED BY THIS [NOTE/CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT AND SUCH STATE LAWS OR A WRITTEN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT AND SUCH STATE LAWS.

  7.2   Stop-Transfer Notices.  The Investor agrees that in order to ensure compliance with the restrictions referred to herein the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

  7.3   Refusal to Transfer.  The Company shall not be required (a) to transfer on its books any Notes or Common Stock that have been purportedly sold, assigned or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Note or Common Stock, or to accord any right related to the ownership thereof to, any purchaser, assignee or other transferee to whom such Notes or Common Stock purportedly shall have been so transferred.

8   Indemnification.  The Investor agrees to indemnify and hold harmless the Company and its officers, directors, employees and stockholders and its and their affiliates, agents and other representatives, against any loss, liability, claim, damage, cost or expense (including attorneys' fees, taxes and penalties) that may result, directly or indirectly, from any misrepresentation by the Investor or breach by the Investor of any warranty, condition, covenant or agreement set forth in this Agreement.

9   Miscellaneous.

  9.1   Notices.  All notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally, mailed by registered or certified mail, return receipt requested and postage prepaid, or mailed by a recognized overnight courier service, in each case if to the Investor, at the Investor’s address set forth on the signature page of this Agreement, and if to the Company to: Global Telecom & Technology, Inc., 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, Attn: Chief Financial Officer or, in either case, to such other address as the Investor or the Company may designate to the other in writing.  Each notice or other communication transmitted in the manner described in this Section 9.1(a) shall be deemed to have been given and received for all purposes: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) on the next business day after deposit with a recognized overnight courier.

  9.2   Governing Law.  THIS AGREEMENT, ALL TRANSACTIONS CONTEMPLATED HEREBY, ALL RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING SHALL BE GOVERNED BY THE LAWS OF THE STATE OF VIRGINIA, WITHOUT GIVING

EFFECT TO ANY CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF VIRGINIA.

  9.3   Consent to Jurisdiction.  EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF VIRGINIA, ENCOMPASSING FAIRFAX COUNTY, AND ANY APPELLATE COURTS THEREFROM (COLLECTIVELY, THE “VIRGINIA COURTS”).  EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING IN ANY OF THE VIRGINIA COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE VIRGINIA COURTS.  EACH PARTY CONSENTS AND SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE VIRGINIA COURTS IN RESPECT OF ANY SUCH PROCEEDING.

  9.4   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING WILL INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.

  9.5   Counterparts.  This Agreement may be executed in counterparts.  This Agreement will become binding on the Investor upon the execution and delivery of this Agreement by the Investor, and it shall become binding upon the Investor and the Company in all respects upon execution and delivery by the Company.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

  9.6   Severability.  The determination by a court of competent jurisdiction that any provision of this Agreement is invalid or unenforceable shall in no way affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect in the same manner and to the same extent as if the invalid or unenforceable provision had not been contained in this Agreement.  If any such invalidity or unenforceability of a provision of this Agreement becomes known or apparent to either of the parties, the parties shall negotiate promptly and in good faith in an attempt to make appropriate changes and adjustments to such provisions specifically and this Agreement generally to achieve as closely as possible, consistent with applicable law, the intent and spirit of such provision specifically and this Agreement generally.

  9.7   Further Assurances. Each of the Company and the Investor agrees to execute such additional documents or instruments as may be reasonably necessary or desirable in order to carry out the provisions of this Agreement.

  9.8   Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement, except as expressly provided in this Agreement.

  9.9   Amendment and Waiver.  Neither this Agreement nor any provisions hereof shall be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against whom such waiver, modification, amendment, discharge or termination is sought.  No delay or omission in exercising, or failure to exercise, any right, power or remedy accruing to either party under this Agreement, upon any breach or default of the other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver on the part of either party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to either party, shall be cumulative and not alternative.

  9.10   Assignability; Binding Effect.  This Agreement is not transferable or assignable by the Investor without the prior written consent of the Company, which the Company may withhold for any reason in its sole discretion.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

  9.11   Entire Agreement.  This Agreement (including the attachments hereto) contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior communications, understandings or agreements of the parties with respect to the subject matter hereof.

  9.12   Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

  9.13   Construction.  The parties agree that this Agreement is the product of negotiations between sophisticated persons, both of whom were represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given fair and reasonable construction without regard to the rule of contra proferentem.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified or the context otherwise requires, (a) references made in this Agreement to a Section or an Attachment are to a Section or an Attachment of or to this Agreement, and (b) the term “or” has the inclusive meaning represented by the term “and/or”.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  References to any person include the successors and permitted assigns of that person.

SIGNATURE PAGE FOR SUBSCRIPTION BY INDIVIDUALS
(not applicable to subscriptions by entities, Individuals
Retirement Account, Keogh Plans or ERISA Plan)

No. UNITS SUBSCRIBED FOR: ______________________
                  x $10,000
TOTAL SUBSCRIPTION AMOUNT: $ _________________.   [This must be completed.]

Check One:
☐ INDIVIDUAL OWNER (One signature required below)	☐ CUSTODIAN UNDER UNIFORM GIFTS TO MINORS ACT
☐ JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (All tenants must sign below)	_____________________________________ (Insert applicable state) (Custodian must sign below)
☐ TENANTS IN COMMON (All tenants must sign below)	☐ COMMUNITY PROPERTY (Both spouses in community property states must sign below)

Print information as it is to appear on the Company records.

(Name of or Subscriber)	(Social Security or Taxpayer ID No.)

(Home Address)	(Home Telephone)

(Business Address)	(Business Telephone)

(Name of Co-Subscriber)	(Social Security or Taxpayer ID No.)

(Home Address)	(Home Telephone)

(Business Address)	(Business Telephone)

Signature(s)

Dated:

(1) By:		(2) By:
	Signature of Authorized Signatory		Signature or Authorized Co-Signatory

Print Name of Signatory and Title, if applicable			Print Name of Required Co-Signatory and Title, if applicable

ACCEPTED AND AGREED AS TO ____ UNITS ($_________ TOTAL SUBSCRIPTION AMOUNT): GLOBAL TELECOM & TECHNOLOGY, INC.

By:		Dated:

SIGNATURE PAGE FOR SUBSCRIPTION BY ENTITIES

No. UNITS SUBSCRIBED FOR:   ______________________
x $10,000
TOTAL SUBSCRIPTION AMOUNT: $

Check one:
☐	EMPLOYEE BENEFIT PLAN OR TRUST (including pension plan, profit sharing plan, other defined contribution plan and SEP)
☐	IRA, IRA ROLLOVER OR KEOGH PLAN
☐	TRUST (other than employee benefit trust)
☐	CORPORATION
☐	PARTNERSHIP
☐	OTHER

Print information as it is to appear on the Company Records.

(Name of Subscriber)	(Taxpayer ID No.)

(Plan number, if applicable)

(Address)	(Telephone Number)

Name and Taxpayer ID number of sponsor, if applicable

The undersigned trustee, partner, corporate officer or fiduciary certificates that he or she has full power and authority from all beneficiaries, partners or shareholders of the entity named above to execute this Subscription Agreement on behalf of the entity and to make the representations, warranties and agreements made herein on their behalf and that investment in the Securities has been affirmatively authorized by the governing board or body of such entity and is not prohibited by law or the governing documents of the entity.

SIGNATURES

Dated:

By:		By:
	Signature of Authorized Signatory		Signature or Authorized Co-Signatory

	Print Name of Signatory		Print Name of Required Co-Signatory

	Print Title of Signatory		Print Title of Required Co-Signatory

ACCEPTED AND AGREED AS TO ____ UNITS ___________ TOTAL SUBSCRIPTION AMOUNT): GLOBAL TELECOM & TECHNOLOGY, INC.

By:		Dated:

ATTACHMENT A

The Investor is:  (initial one of the following)

☐
A bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state,  its political subdivisions,  or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐
An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or Company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	A director or executive officer of the Company;

☐	A natural person whose individual net worth, or joint net worth with that person's spouse, exclusive of such person’s primary residence, at the time of his or her purchase exceeds $1,000,000;

☐
A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b) (2) (ii); or

☐
An entity in which all of the equity owners are accredited investors.  (If this alternative is checked, you must identify each equity owner and provide statements signed by each demonstrating how each qualifies as an accredited investor).

* * * *

ATTACHMENT B

RISK FACTORS

Investing in the Units involves a high degree of risk. You should consider carefully the risks and uncertainties described below and in our filings with the Securities and Exchange Commission before deciding whether to invest in the Units.   Although we believe that the risks and uncertainties described below and in our filings with the Securities and Exchange Commission are the most important ones for you to consider before making an investment decision with respect to the Units, they are not the only risks or uncertainties facing our business or which could adversely affect our business, results of operations or financial condition.  If any of the following risks or uncertainties or those included our filings with the Securities and Exchange Commission were to materialize, our business, results of operations and financial condition could be adversely impacted.  Additional risks and uncertainties not presently known to us or that may not currently be deemed material could also adversely affect our business, results of operations and financial condition, as well as the value of the Units.

Our substantial level of indebtedness and debt service obligations could impair our financial condition, hinder our growth and put us at a competitive disadvantage.

As of September 30, 2010 our indebtedness was substantial in comparison to our available cash and our net income. Our substantial level of indebtedness could have important consequences for our business, results of operations and financial condition.  For example, a high level of indebtedness could, among other things:

●	make it more difficult for us to satisfy our financial obligations;

●	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

●
increase the risk that a substantial decrease in cash flows from operating activities or an increase in expenses will make it difficult for us to meet our debt service requirements and will require us to modify our operations;

●
require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund future business opportunities, working capital, capital expenditures and other general corporate purposes;

●	limit our ability to borrow additional funds to expand our business or ease liquidity constraints;

●	limit our ability to refinance all or a portion of our indebtedness on or before maturity;

●	limit our ability to pursue future acquisitions;

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	place us at a competitive disadvantage relative to competitors that have less indebtedness.

Our failure to comply with covenants in our Loan Agreement could result in our indebtedness being immediately due and payable and the loss of our assets.

Pursuant to the terms of our Loan Agreement with Silicon Valley Bank (the “Loan Agreement”) we have pledged substantially all of our assets to the lender as security for our payment obligations under the Loan Agreement.  If we fail to pay any of our indebtedness under the Loan Agreement when due, or if we breach any of the other covenants in the Loan Agreement, including certain financial tests and ratios, it may result in one or more events of default.  An event of default under the Loan Agreement would permit the lender to declare all amounts owing to be immediately due and payable and, if we were unable to repay any indebtedness owed, the lender could proceed against the collateral securing that indebtedness.

Covenants in the Loan Agreement and our outstanding notes, and in any future debt agreements, may restrict our future operations.

The Loan Agreement and our existing notes impose financial restrictions that limit our discretion on some business matters, which could make it more difficult for us to expand our business, finance our operations and engage in other business activities that may be in our interest.  These restrictions include compliance with, or maintenance of, certain financial tests and ratios and restrictions that limit our ability and that of our subsidiaries to, among other things:

●	incur additional indebtedness or place additional liens on our assets;

●	pay dividends or make other distributions on, redeem or repurchase our capital stock;

●	make investments or repay subordinated indebtedness;

●	enter into transactions with affiliates;

●	sell assets;

●	engage in a merger, consolidation or other business combination; or

●	change the nature of our businesses.

Any additional indebtedness we may incur in the future may subject us to similar or even more restrictive conditions.

Despite our substantial level of indebtedness, we may incur a significant amount of additional indebtedness in the future, including secured indebtedness, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future, some or all of which may be senior to the Notes.  Although the Notes, the Loan Agreement and our other senior debt limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, the amount of additional indebtedness incurred in compliance with these restrictions could be substantial.  The Notes, the Loan Agreement and other senior debt do not prevent us from incurring obligations that do not constitute indebtedness.  To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including the possibility that we may be unable to service our existing debt obligations, would increase.

We may not be able to repay our indebtedness if we do not generate sufficient cash from our operations or future financings.

Our ability to make payments on or refinance our indebtedness, including, with respect to the Notes, our indebtedness that will mature before the Notes, will depend on our ability to generate sufficient cash flows from our operations and/or our ability to raise additional capital.  Our payment obligations could arise in the context of (1) scheduled interest and maturity payments, (2) an acceleration of such indebtedness due to an event of default or (3) a mandatory prepayment following a change of control, asset sale or, in the case of the Loan Agreement, certain other events.  We may not be able to generate sufficient cash flows from operations to satisfy our payment obligations as they arise under such indebtedness and to also meet our other cash needs.  If we are unable to generate sufficient cash flows, we may be required to adopt one or more alternatives, such as selling assets, restructuring our indebtedness or obtaining additional capital on terms that may be burdensome to us.  Our ability to refinance our indebtedness will depend on the condition of the capital and credit markets and our financial condition at such time and could be limited by the restrictive covenants in our existing debt agreements.  As a result, we may not be able to sell our assets or raise additional debt or equity capital, which could cause us to default on our debt obligations.  In the event of any default, the holders of our indebtedness could elect to declare all the funds borrowed to be immediately due and payable and foreclose against our assets securing their borrowings, and we could be forced into bankruptcy or liquidation.

The Notes may be issued with original issue discount, which could have an impact on the investors and the Company.

The Unit purchase price of $10,000 per Unit will be allocated between the Notes and the Common Stock included in each Unit based as follows: first, an amount equal to the 30 day trailing average closing stock price will be allocated to the Common Stock, and then the remainder will be allocated to the Notes.  If the amount allocated to the Notes is less than the face amount thereof, the difference between the face amount and the amount allocated to the Notes may be deemed to original issue discount, or OID, within the meaning of the Internal Revenue Code (the “Code”), resulting in Investors realizing ordinary income to the extent of such OID.  In the event the Notes are issued with OID, for U.S. federal income tax purposes a U.S. holder will be required to accrue OID as interest on the Notes.  Such OID generally will be includable in the gross income of the U.S. holder as it accrues, without regard to the receipt of cash payments on the Notes to which the OID is attributable, and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

In the event the Notes constitute “applicable high yield discount obligations” for U.S. federal income tax purposes, our interest deductions with respect to OID relating to the Notes will be deferred until paid in cash, and a portion of the OID will be disallowed (and not merely deferred) if the yield to maturity on the Notes exceeds six percentage points over the “applicable federal rate” (as determined under Section 1274(d) of the Code in effect for the calendar month in which the Notes are issued).  The potential deferral and disallowance of deductions for OID on the Notes may reduce the amount of cash available to us to meet our obligations under the Notes.

The Notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The Notes will rank junior in right of payment to: (1) all indebtedness under the Loan Agreement, including both the term loans and the amount of the revolving line of credit thereunder outstanding from time to time, (2) our existing capitalized leases and (3) any future indebtedness we may incur, except and to the extent we designate any of such future indebtedness as ranking parri passu or subordinate to the Notes.  The Notes will rank parri passu in right of payment with: (A) our promissory notes due February 2012 (provided, however, such notes will mature prior to the Notes and the payment of the principal amount of such notes at maturity may be made without any concurrent payment on the Notes), (B) our promissory notes due December 31, 2013 currently outstanding, (C) our trade payables outstanding from time to time and (D) and any future indebtedness we incur that is not designated as ranking parri passu with or junior to the Notes in right of payment.  The Notes will be structurally junior to all existing and future indebtedness and liabilities incurred by our subsidiaries.  In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the Notes will be available to pay obligations on the Notes only after the secured debt has been repaid in full from these assets.  There may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The terms of the Notes do not prohibit us from incurring additional senior debt or secured debt, nor do they prohibit any of our subsidiaries from incurring additional liabilities.

The Notes are obligations of Global Telecom & Technology, Inc. only, and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The Notes are obligations exclusively of Global Telephone & Technology, Inc. and are not guaranteed by any of our operating subsidiaries.  A substantial portion of our consolidated assets are held by our subsidiaries.  Accordingly, our ability to service our debt, including the Notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the Notes.  Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose.  In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

The Notes are protected by only limited restrictive covenants.

The Notes do not contain any financial covenants, and the Notes contain only limited operating covenants related to restrictions on the payment of dividends, the incurrence of indebtedness, the issuance or repurchase of securities by us or any of our subsidiaries or a fundamental change involving Global Telecom & Technology, Inc.

We do not expect that an active trading market will develop for the Notes.

Prior to this offering, there has been no trading market for the Notes.  We do not intend to apply for listing of the Notes on any securities exchange or to arrange for quotation on any interdealer quotation system, and we do not expect a trading market for the Notes to develop.

There are restrictions on your ability to transfer or resell the Notes and Common Stock you purchase in this offering without registration under applicable securities laws.

The Notes and the Common Stock offered in this offering are being offered and sold pursuant to an exemption from registration under applicable federal and state securities laws.  Therefore, purchasers Notes and Common Stock in this offering may transfer or resell their Notes and Common Stock in the United States only in a transaction exempt from the registration requirements of applicable federal and state securities laws or pursuant to an effective registration statement.  Accordingly, purchasers in this offering will be required to bear the risk of their investment for an indefinite period of time.

*     *     *     *     *

EXHIBIT 10.2

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT, AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE LENDER, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND COMPLIANCE, TO THE REASONABLE SATISFACTION OF THE COMPANY, WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”), AS DEFINED IN SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO THE REQUIREMENTS SET FORTH IN TREASURY REGULATION SECTIONS 1.1275-2 AND 1.1275-3:  THE ISSUE PRICE OF THIS NOTE IS $____________; THE AMOUNT OF OID ON THIS NOTE IS $______________; THE ISSUE DATE OF THIS NOTE (THE “ISSUE DATE”) IS FEBRUARY 16, 2011; AND THE YIELD TO MATURITY OF THIS NOTE IS 13.14% COMPOUNDED.  Please refer to the Risk Factor captioned “The Notes may be issued with original issue discount, which could have an impact on the investors and the Company“ set forth in Attachment B to the Subscription Agreement

Global Telecom & Technology, Inc.
____________________________

PROMISSORY NOTE
____________________________

$_____.00                                                                                                    February 16, 2011

FOR VALUE RECEIVED, Global Telecom & Technology, Inc., a Virginia corporation (the “Company”), promises to pay to the order of                     or [its / his] registered assigns (hereinafter together with successors in title and assigns referred to as the “Lender”), the principal sum of                     Dollars ($                    ), together with interest from the date hereof on the principal amount outstanding from time to time, as specified below.  This Note is one of a series of notes issued by the Company for up to an aggregate principal amount of $1,260,000.00 pursuant to substantially the same terms and conditions (collectively, the “2013 Notes”).

1.   Principal.  The principal amount of this Notes shall be paid in four equal installments on March 31, June 30, September 30 and December 31, 2013.

2.   Interest. The principal sum outstanding from time to time hereunder shall, from the date hereof until repaid, bear interest at the rate of 10% per annum.  Interest shall be computed on the basis of the actual number of days elapsed.  Accrued but unpaid interest shall be payable on December 31, 2011 and December 31, 2012 and on each date on which principal is to be paid hereunder pursuant to Section 1.  Each payment of interest shall be made in cash.

3.   Prepayment.

(a)   Voluntary Prepayment.  The Company shall have the right at any time and from time to time to prepay all or part of any amount due under this Note without penalty or premium.  Any prepayment shall be applied, first, to the payment of any fees and expense payable by the Company under this Note, next to the payment of accrued interest and, finally to the payment of principal.

(b)   Mandatory Prepayment.  Upon the closing of a Change in Control (as defined below) this Note shall immediately become due and payable both as to principal and any accrued and unpaid interest.  For purposes hereof, a “Change in Control” means (i) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization or transaction as a result of which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the Company’s (or the surviving entity’s) voting power immediately after such consolidation, merger, reorganization or transaction, or any individual person or entity, or persons or entities acting in concert, who is not a stockholder as of the date of issuance of this Note (or affiliates of any such Stockholder) obtains control of 50% or more of the voting power of the Company, or (ii) any sale of all or substantially all of the assets of the Company (except, in the case of clause (ii), for a transaction in which the Company transfers such assets to one or more affiliates of the Company and the Company and such affiliate(s) then are and remain jointly and severally liable under this Note).

(c)   Pro Rata Prepayments.  Any prepayments under the 2013 Notes shall be made pro rata among all holders of the 2013 Notes in proportion to the outstanding principal amount of the 2013 Notes then held by each holder thereof.

4.   Payment.

(a)   Manner of Payment.  All amounts due under this Note shall be delivered to such address or account as may be designated from time to time by the Lender to the Company.  All cash payments hereunder shall be made by corporate check or wire transfer, at the Company’s option, in lawful money of the United States of America.

(b)   Business Day.  If any amount due under this Note is first due and payable on a Saturday, Sunday or public holiday under the laws of the State of Virginia, such amount shall be paid on the next succeeding business day and, in such case, such additional day or days shall be included in connection with computing the amount of interest accrued, due and payable.

5.   Certain Covenants.  Until this Note is repaid in full the Company shall not:

(a)   declare or pay any dividends or make any distributions, whether of an income or capital nature of cash or assets (not including a dividend or distribution in shares of Common Stock) or purchase, redeem or otherwise retire any shares of the Company’s capital stock provided, however, the restrictions set forth in this Section 5(a) shall not apply to dividends or distributions by the Company (i) paid solely in equity securities of the Company and (ii) to effect the redemption or purchase of capital stock of the Company from employees or advisors in connection with any equity compensation or repurchase plan or similar arrangement in effect from time to time; or

(b)   incur indebtedness for borrowed money or issue any debt securities to any person unless the right to repayment with respect to such borrowed money or debt securities is parri passu with, or subordinate, to the 2013 Notes; provided, however, the restrictions set forth in this Section 5(b) shall not apply to (i) any borrowings pursuant to a Credit Facility (as defined below), (ii) indebtedness senior in right of payment to the 2013 Notes in an aggregate principal amount not to exceed $15,000,000, (iii) indebtedness senior in right of payment to the 2013 Notes incurred to refinance and replace the obligations then outstanding under the Credit Facility, in an amount not to exceed the obligations then outstanding under the Credit Facility and the amount of any fees and expenses related to such refinancing and replacement, (iv) indebtedness assumed or incurred pursuant to or in contemplation of the acquisition of another business or entity, (v) reimbursement and other obligations with respect to commercial and standby letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (vi) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (vii) purchase money indebtedness and capital lease obligations, (viii) obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of the Company arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (ix) indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, (x) indebtedness in respect of bid, performance or surety, appeal, workman’s compensation claims or similar bonds issued for the account of and completion guarantees provided in the ordinary course of business, (xi) guarantees by the Company of any of the foregoing types of indebtedness incurred by any subsidiary of the Company or (xii) indebtedness consisting of intercompany loans and advances made by any the Company to a subsidiary of the Company.  For purposes of this Section 5(b), “Credit Facility” means the Loan and Security Agreement by and among the Company, certain of its subsidiaries and Silicon Valley Bank, and any indebtedness incurred in connection with the refinancing or replacement thereof, in each case as the same may be modified or amended from time to time.  For the avoidance, an amount under any clause in this Section 5(b) (as determined by the Company) shall be without duplication of an amount under any other clause in this Section 5(b).  The Company's indebtedness outstanding on the date hereof and any indebtedness incurred in accordance with the preceding clauses (i) through (xi), but excluding the promissory notes of the Company due February 2012, is referred to in this Note as the "Senior Debt".

6.   Defaults.

(a)   Event of Default.  Each of the following events or conditions shall constitute an “Event of Default” hereunder:

(i)   if a default occurs in the payment of any principal of, interest on, or other obligation with respect to, any of the 2013 Notes, whether at a date on which a payment of principal or interest is due pursuant to Section 1 or  Section 2, or upon acceleration thereof, and such default shall continue for more than ten (10) days after written notice to the Company thereof from the Majority Lenders (as hereafter defined);

(ii)   the Company shall (A) discontinue its business, (B) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (C) admit in writing its inability to pay its debts as they mature, (D) make a general assignment for the benefit of creditors, or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law;

(iii)   there shall be filed against either the Company an involuntary petition seeking reorganization of the Company or the appointment of a receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an “Involuntary Petition”) and such Involuntary Petition shall not have been dismissed within 90 days after it was filed; or

(iv)   if any other default occurs in the due observance or performance of any covenant or agreement on the part the Company to be observed or performed pursuant to the terms of this Note, and such default remains uncured for more than 30 days after written notice thereof from the Majority Lenders (as hereafter defined) to the Company.

(b)   Remedies on Default. Upon the occurrence of any Event of Default, and at any time thereafter during which such Event of Default shall be continuing, the Lender may (i) by written notice to the Company, declare the entire then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder to be forthwith due and payable (provided, however, that if an Event of Default specified in Sections 6(a)(ii) or 6(a)(iii) shall occur, the then current unpaid principal amount of this Note, all interest accrued and unpaid hereon and all other amounts then payable hereunder shall automatically become due and payable without the giving of any such notice); and (ii) proceed to enforce all other rights and remedies available to the Lender under applicable law.  In case any one or more Events of Default shall occur and be continuing and acceleration of this Note shall have occurred, the Lender may, inter alia, proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof or in and of the exercise of any power granted hereby or by law. No right conferred upon the Lender by this Note shall be exclusive of any other right referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

7.   Collection Matters.  The Company promises to pay all costs of collection, including reasonable attorneys’ fees, incurred by the Lender upon and following any Event of Default under this Note, whether at maturity, by reason of acceleration of maturity pursuant to Section 9, or for any other reason.

8.   Subordination.

(a)   Subordination.  The payment of any and all amounts to the Lender under this Note shall be subordinate and subject in right and time of payment and all other respects, to the prior payment in full of all amounts payable under the Senior Debt, it being acknowledged for the avoidance of doubt that the 2013 Notes are not Senior Debt.  In furtherance of the foregoing:

(i)   No Acceleration, Etc.  This Note shall not be declared due and payable before the earlier of the payment dates referred to in Section 1 (but only as to the principal amount and accrued interest due on such date) or the date on which the entire amount of the Senior Debt is indefeasibly paid in full in cash; provided, however, this Note shall automatically, without declaration or notice of any kind, be immediately due and payable upon the occurrence of a Change of Control or an Event of Default specified in Section 6(a)(ii) or Section 6(a)(iii).

(ii)   No Payment.  Until the Senior Debt is paid in full, the Lender shall not ask, demand or sue for any payment of all or any part of the indebtedness hereunder (other than payments of interest or in the form of securities of the Company that are subordinated to the Senior Debt at least to the same degree as this Note (“Permitted Payments”)), provided, however, this Note shall automatically, without declaration or notice of any kind, be immediately due and payable on the payment dates referred to in Section 1 (but only as to the principal amount and accrued interest due on such date), upon the occurrence of a Change of Control or an Event of Default specified in Section 6(a)(ii) or Section 6(a)(iii).

(iii)   Insolvency Proceedings.  In the event of (A) any insolvency or bankruptcy case or proceeding or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith relative to the Company or its creditors, as such, or to its assets, or (B) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (C) any assignment for the benefit of creditors or other marshalling of assets and liabilities of the Company, then the holders of Senior Debt shall be entitled to receive payment in full in cash of all amounts due or to become due on or in respect of all Senior Debt before the Lender shall be entitled to receive and retain any direct or indirect payment on account of any amounts payable under this Note (other than Permitted Payments).

(iv)   Payments Held in Trust.  If notwithstanding the subordination provisions of this Note, the Lender shall receive any payment or distribution of assets of the Company before all amounts due or to become due or in respect of Senior Debt have been paid in full, then and in such event such payment or distribution shall be received in trust for the holders of Senior Debt.

(b)   Actions Not a Defense.  The Lender hereby waives to the fullest extent permitted by applicable law any other defense it may have to the subordination provisions hereof based on the actions or inactions of holders of Senior Debt Parties or otherwise.  Without limiting the generality of the foregoing, the Lender agrees that the holders of Senior Debt may at any time, and from time to time, without the consent of or notice to the Lender: (i) amend any term of the Senior Debt; (ii) sell, exchange, release or otherwise deal with any collateral for all or any of the Senior Debt; (iii) exercise or refrain from exercising any rights against the Company or others; and (iv) take or refrain from taking any action whatsoever with respect to the Company  or the Senior Debt; all without impairing the rights and remedies of the holders of Senior Debt.

(c)   No Impairment of Obligation.  Nothing contained in this Section 8 or elsewhere in this Note is intended to or shall impair, as among the Company and the Lender, the obligation of the Company, which is absolute and unconditional, to pay to the Lender the principal of and interest on and all other amounts due under this Note in accordance with its terms, nor shall anything herein prevent the Lender from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this Section 8.

(d)   Further Assurances. The Lender agrees to execute an agreement in such form as may be reasonably requested by the holders of Senior Debt subordinating this Note to the Senior Debt; provided, however, no such agreement shall require the Lender to defer the receipt of payment of any installment of the principal amount of this Note after the dates set forth in Section 1.

9.   Waivers of Notice. The Company hereby expressly and irrevocably waives presentment, demand, protest, notice of protest and all other notices in connection with collection of this Note.  No delay or extension on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right under this Note, and a waiver of any right on any one occasion shall not operate as a waiver of such right on any future occasion.

10.   Replacement of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Note and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Note, if mutilated, the Company will deliver a new Note of like tenor in lieu of this Note. Any Note delivered in accordance with the provisions of this Section 10 shall be dated as of the date of this Note.

11.   General.

(a)   Notices. All notices, requests, consents and demands with respect to this Note shall be made in writing and shall be sent, delivered or mailed, addressed as follows:

If to the Lender:

________________________
________________________
________________________
________________________

If to the Company:

Global Telecom & Technology, Inc.
8484 Westpark Drive
Suite 720
McLean, VA 22102

Each such notice or other communication shall be given by: (i) hand delivery; (ii) certified mail, U.S. first class postage prepaid, return receipt requested; or (iii) nationally recognized overnight courier service guaranteeing next Business Day delivery.  Each such notice or communication shall be effective when delivered at the address specified in this Section 11(a) (or in accordance with the latest unrevoked notice of change of address from the receiving party).  Either party may change its address for the purpose of this Section 11(a) by giving the other party written notice of its new address in the manner set forth above.

(b)   Section Headings.  The section headings contained in this Note are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Note.

(c)   Amendment and Waiver.  No provision of this Note may be amended or modified, nor may compliance with any term, covenant, agreement, condition or provision set forth in this Note be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), except by a written consent of the Company and the holders of at least a majority of the aggregate amount of outstanding principal due under the 2013 Notes (“Majority Lenders”).  The obligation to repay the principal amount of this Note and all accrued interest thereon on the dated provided in Section 1 cannot be amended or modified without the written consent of the Lender.

(d)   Successors, Assigns and Transferors.  This Note shall not be assignable or transferable by the Lender without the prior written consent of the Company and, in any case, shall not be sold, transferred, pledged, hypothecated or otherwise disposed of in the absence of registration or qualification under the Securities Act of 1933, as amended, and any state securities laws that may be applicable or in the absence of an exemption therefrom.  Any purported assignment or transfer not made in accordance with this Section 11(d) shall be null and void.  Subject to the foregoing, the rights and obligations of the Lender and the Company under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Lender and the Company and their respective heirs, successors and permitted assigns.  If any transfer of this Note is made by the Lender in accordance with this Section 11(d), thereafter all references in this Note to the Lender shall mean such transferee.

(e)   Loss or Destruction of Note.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to the Company in the case of loss, theft or destruction, or in the case of mutilation, the surrender and cancellation of this Note, the Company shall execute and deliver to the Lender a new note of like tenor and denomination as this Note in lieu of such lost, stolen, destroyed or mutilated Note, at the Lender’s expense.

(f)   Usury.  Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable.  If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable.  If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

(g)   Severability.  In the event that any one or more of the provisions of this Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

(h)   Entire Agreement.  This Note and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all previous or contemporaneous agreements, whether written or oral and whether by any officer, employee, representative or affiliate of either party hereto, that may have been made or entered into by or between the parties hereto relating to the subject matter hereof.

(i)   Mutual Drafting.  The Company and the Lender are sophisticated entities and have been represented by attorneys who have jointly participated in the negotiation and drafting of this Note.  As a consequence, the Company and the Lender do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Note, and therefore waive their effects.

(j)   Remedies.  The Lender shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Note by the Company.  Without limiting the generality of the foregoing, the Company acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach by it of this Note and that irreparable harm would result if this Note were not specifically enforced.  Therefore, the rights of the Lender and obligations of the Company hereunder shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at law.  The Lender’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such party.

(k)   Third Party Beneficiaries.  No person or entity other than the Lender and its successors is or is intended to be a beneficiary of this Note.

(l)   Governing Law.  THIS NOTE, ALL TRANSACTIONS CONTEMPLATED HEREBY, ALL RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ALL DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF VIRGINIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF VIRGINIA.

(m)   Consent to Jurisdiction.  EACH PARTY AGREES THAT ANY AND ALL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES WITH ARISING OUT OF OR RESPECT TO ANY OF THE FOREGOING SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF VIRGINIA, ENCOMPASSING FAIRFAX COUNTY, AND ANY APPELLATE COURTS THEREFROM (COLLECTIVELY, THE “VIRGINIA COURTS”).  EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, ANY TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING IN ANY OF THE VIRGINIA

COURTS.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE VIRGINIA COURTS.  EACH PARTY CONSENTS AND SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE VIRGINIA COURTS IN RESPECT OF ANY SUCH PROCEEDING.

(n)   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, ANY TRANSACTIONS CONTEMPLATED HEREBY, ANY RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF OR WITH RESPECT TO ANY OF THE FOREGOING WILL INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.

(o)   Further Assurances.  At any time and from time to time, the Company shall, at its cost and expense, in good faith and in a timely manner, take or cause to be taken all appropriate actions, do or cause to be done all things necessary, proper or advisable, and execute, deliver and acknowledge such documents and other papers as may be required to carry out the provisions of this Note and to give effect to the consummation of the transactions contemplated by this Note.

(p)   Interpretation.  The language used in this Note shall be conclusively deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.  Whenever the words “include”, “includes” or “including” are used in this Note, they will be deemed to be followed by the words “without limitation.”  The word “or” is not exclusive and is deemed to have the meaning “and/or”.  The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Note will refer to this Note as a whole and not to any particular provision of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first written above.

GLOBAL TELECOM & TECHNOLOGY, INC.

By:
Name:	Eric A. Swank
Title:	Chief Financial Officer

EXHIBIT 10.3

NOTE AMENDMENT No. 1

This NOTE AMENDMENT No. 1 (this “Amendment”) is entered into as of the Effective Date (as defined below) by and among Global Telecom & Technology, Inc. (the “Company”) and the holders (the “Holders”) of the Company’s 10% subordinated notes due on December 31, 2013 that were issued on December 31, 2010 (the “Notes”).

RECITALS

A.           On December 31, 2010 the Company issued $1,060,000.00 in aggregate principal amount of the Notes to the Holders.

B.           The Notes state that the amount of Notes is limited to $1,060,000.00 in aggregate principal amount.

C.           The Company would like to engage in a financing transaction that would involve the issue up to $500,000.00 in aggregate principal amount of additional promissory notes that would have identical terms to the Notes (other than the issue date) (the “New Notes”), and, accordingly, the Company would like to treat such New Notes as Notes for all purposes under the Notes.

D.           In recognition of the benefits that will accrue to the Company as a result of the additional financing, and in recognition of the benefits that will accrue to the Holders in their capacity as holders of Notes, the Company and the Holders agree as follows:

AGREEMENT

1.   Amendment.  Effective as of the Effective Date, the Notes are hereby amended by deleting the sentence immediately preceding Section 1 of the Notes in its entirety and inserting the following in lieu thereof:

“This Note is one of a series of notes issued by the Company for up to an aggregate principal amount of $1,560,000.00 pursuant to substantially the same terms and conditions (collectively, the “2013 Notes”).

In connection with such amendment, it is the intent of the Company and the Holders that the New Notes will be equivalent to the Notes in all respects, except that the date of issue of the Notes will be earlier than the New Notes and, as a result, the Notes will be entitled to payment of interest from the date of original issue of the Notes while the New Notes will not be entitled to any payment of interest with respect to the period prior to the date of issue of the New Notes.

2.   Effective Date.  In order to become effective, this Amendment must be approved by the Holders who hold a majority in principal amount of the Notes, which approval will be evidenced by the execution and delivery of a copy of this Amendment to the Company.  If this Amendment is approved by such Holders, the Company will give all of the Holders notice that this Amendment has become effective.

3.   No Waiver.  Except as expressly stated in this Amendment, nothing in this Amendment shall be deemed to constitute a waiver of compliance with, or other modification of, any term or condition contained in the Notes.

4.   Counterparts.  This Amendment may be executed by the Company and the Holders in any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

5.   Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Company and the Holders and their successors and permitted assigns.

6.   GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

7.   Attachment to Note.  Each Holder agrees to attach a copy of this Amendment to his Note, and upon demand of the Company to deliver the original Note for replacement and exchange for a new note reflecting the amendments set forth in this Amendment and any prior amendments of such Note.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

The Company
GLOBAL TELECOM & TECHNOLOGY, INC.

By:	/s/ Eric A. Swank
Name:	Eric A. Swank
Title:	Chief Financial Officer

The Holders:
(in counterpart)

Name (please print): Theodore B. Smith III

/s/ Theodore B. Smith III
Signature

Name (please print): Howard E. Janzen

/s/ Howard E. Janzen
Signature

Name (please print): Universal Telecommunications, Inc.

/s/ H. Brian Thompson
Signature